EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 27, 2010
PAYCHEX, INC. REPORTS FIRST QUARTER RESULTS
September 27, 2010
FIRST QUARTER FISCAL 2011 HIGHLIGHTS
•	Payroll service revenue increased 2% to $360.7 million.

•	Human Resource Services revenue increased 10% to $145.5 million.

•	Operating income increased 6% to $200.8 million, while interest on funds held for clients decreased 12% to $12.1 million.

•	Operating income, net of certain items, increased 7% to $188.7 million.

•	Net income increased 7% to $131.9 million and diluted earnings per share increased 6% to $0.36 per share.

•	Cash flow from operations was $194.3 million, up 4% from a year ago.
     ROCHESTER, NY, September 27, 2010 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $518.3 million for the three months ended August 31, 2010 (the “first quarter”), an increase of 4% from $500.2 million for the same period last year. Net income increased 7% to $131.9 million and diluted earnings per share increased 6% to $0.36 per share.
     B. Thomas Golisano, Chairman of the Board of Directors, commented, “Our first quarter was slightly better than expected. Our client retention has improved. Sales of new units continue to be difficult, but we are implementing changes to our sales process that should enable us to improve sales productivity in the near future. Our first quarter results are encouraging; however, we remain cautious on fiscal 2011. We will monitor how the year evolves before determining any changes to our June 2010 guidance.”
     Payroll service revenue increased 2% to $360.7 million for the first quarter compared to the same period last year. Positively contributing to payroll service revenue was an increase in checks per client of 1.2% for the first quarter and annual price increases. Client retention reflected improvement, as client losses decreased 12% for the first quarter compared to the prior year period. New client sales were down slightly for the first quarter compared to the same period last year.
     Human Resource Services revenue increased 10% to $145.5 million for the first quarter compared to the same period last year. Human Resource Services revenue growth was impacted by the sale of Stromberg time and attendance operations (“Stromberg”) in October 2009. Excluding Stromberg, Human Resource Services revenue would have increased 13% for the first quarter. This growth was generated from the following:

As of:	August 31,		August 31,
$ in billions	2010	Change	2009	Change(1)

Paychex HR Solutions client employees served	522,000	13%	463,000	4%
Paychex HR Solutions clients	20,000	8%	18,000	10%
Insurance services clients (2)	94,000	7%	88,000	8%
Retirement services clients	51,000	4%	49,000	1%
Asset value of retirement services client employees’ funds	$11.5	20%	$9.6	2%

(1)	Percent change compared to balances as of August 31, 2008.

(2)	Includes workers’ compensation insurance clients and health and benefits services clients.
     Human Resource Services revenue growth reflects modest improvements in economic conditions and annual price increases. The asset value of retirement services client employees’ funds increased 20% as a result of recovery in the financial markets and increased levels of larger plans converting to Paychex. This positive contribution to revenue was offset somewhat by the impact of a shift in the mix of assets to investments earning lower fees from investment managers. In addition, Paychex HR Solutions revenue was positively impacted by increases in clients and client employees and the related checks per client for the first quarter compared to the same period last year. This was largely attributable to the nationwide expansion of our professional employer organization. Health and benefits services revenue increased 41% for the first quarter, driven primarily by a 35% increase in the number of applicants. Growth in certain products that primarily support our Major Market Services clients has also positively contributed to Human Resource Services revenue growth.
     Total expenses increased 2% to $317.5 million for the first quarter compared to the same period last year. This increase is primarily due to costs related to continued investment in our sales force, customer service, and technological infrastructure. Improvements in productivity within operations with related lower headcount have offset this increase somewhat. Sales representatives are in line with our expected growth of 2% for the fiscal year ending May 31, 2011 (“fiscal 2011”). We continue to closely manage expenses, as reflected in the increase in operating income, net of certain items, as a percent of total service revenue to 37.3% for the first quarter from 36.2% for the same period last year.
     For the first quarter, our operating income was $200.8 million, an increase of 6% from the same period last year. Operating income, net of certain items (see Note 1 on page 3 for further description of this non-GAAP measure) increased 7% to $188.7 million for the first quarter as compared to $176.2 million for the same period last year.

	For the three months ended
	August 31,
$ in millions	2010	2009	Change

Operating income	$200.8	$189.9	6%
Excluding interest on funds held for clients	(12.1)	(13.7)	(12%)

Operating income, net of certain items	$188.7	$176.2	7%

Operating income, net of certain items, as a percent of total service revenue	37.3%	36.2%

     Interest on funds held for clients decreased 12% to $12.1 million for the first quarter due to lower average interest rates earned, offset slightly by a 1% increase in average investment balances. The increase in average investment balances was due to an increase in state unemployment insurance rates for the 2010 calendar year, offset by lingering effects of the difficult economic conditions on our client base. Investment income, net increased 57% to $1.4 million for the first quarter. This increase was the result of higher average investment balances resulting from the investment of cash generated from operations, and slightly higher average interest rates earned. The increase in average interest rates earned for corporate investments resulted from the allocation of funds from short-term to higher-rate longer-term investments late in the first quarter of the fiscal year ended May 31, 2010 (“fiscal 2010”).
     Average investment balances and interest rates are summarized below:

	For the three months ended
	August 31,
$ in millions	2010	2009	Change

Average investment balances:
Funds held for clients	$2,949.1	$2,907.2	1%
Corporate investments	$665.7	$618.4	8%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.6%	1.8%
Corporate investments	0.9%	0.7%

Net realized gains:
Funds held for clients	$0.1	$0.3
Corporate investments	$—	$—

     We continue to follow our conservative investment strategy of optimizing liquidity and protecting principal. Over the past two years, this has translated to significantly lower yields on high quality instruments, negatively impacting our income earned on funds held for clients and corporate investments. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, with more than 95% of our portfolio rated AA or better. We limit the amounts that can be invested in any single issuer. We invest predominantly in municipal bonds — general obligation bonds; pre-refunded bonds, which are secured by a United States (“U.S.”) government escrow; and essential services revenue bonds. All the investments we held as of August 31, 2010 are traded in active markets. During the first quarter of fiscal 2010, our primary short-term investment vehicle was U.S. agency discount notes. Starting in November 2009, we began to invest in select A-1/P-1-rated variable rate demand notes (“VRDNs”). We have gradually increased our investment in VRDNs to $605.6 million as of August 31, 2010, up from $226.3 million as of May 31, 2010. During the first quarter, we earned an after-tax rate of approximately 0.22% on VRDNs compared to approximately 0.08% on U.S. agency discount notes.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $85.1 million as of August 31, 2010, compared with a net unrealized gain of $66.6 million as of May 31, 2010. During the first quarter, the net unrealized gain on our investment portfolios ranged from $62.4 million to $86.2 million. The net unrealized gain on our investment portfolios was approximately $77.3 million as of September 22, 2010.
OUTLOOK
     Our outlook for fiscal 2011 is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. Although our first quarter results were slightly better than anticipated, we remain cautiously optimistic about the economic recovery and will watch how fiscal 2011 evolves before determining if we should revise the fiscal 2011 guidance issued in June 2010. Our guidance at that time was as follows:
•	We project that payroll service revenue for fiscal 2011 will be flat compared to fiscal 2010. Human Resource Services revenue is anticipated to increase in the range of 10% to 13%. Interest on funds held for clients is expected to decrease in the range of 12% to 17%, while investment income, net is expected to increase in the range of 24% to 27%.

•	Operating income, net of certain items, as a percentage of total service revenue is expected to range from 34% to 35% for fiscal 2011. The effective income tax rate is expected to approximate 35% for fiscal 2011. Net income is expected to improve slightly over fiscal 2010.
Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
QUARTERLY REPORT ON FORM 10-Q
     Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for September 28, 2010 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.
For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
     Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended
	August 31,
	2010	2009	Change

Revenue:
Payroll service revenue	$360.7	$354.4	2%
Human Resource Services revenue	145.5	132.1	10%

Total service revenue	506.2	486.5	4%
Interest on funds held for clients (1)	12.1	13.7	(12%)

Total revenue	518.3	500.2	4%

Expenses:
Operating expenses	160.2	163.3	(2%)
Selling, general and administrative expenses	157.3	147.0	7%

Total expenses	317.5	310.3	2%

Operating income	200.8	189.9	6%

Investment income, net (1)	1.4	0.9	57%

Income before income taxes	202.2	190.8	6%

Income taxes	70.3	67.2	5%

Net income	$131.9	$123.6	7%

Basic earnings per share	$0.36	$0.34	6%

Diluted earnings per share	$0.36	$0.34	6%

Weighted-average common shares outstanding	361.6	361.2

Weighted-average common shares outstanding, assuming dilution	362.0	361.4

Cash dividends per common share	$0.31	$0.31	—

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	August 31,	May 31,
	2010	2010

ASSETS
Cash and cash equivalents	$272.9	$284.3
Corporate investments	177.2	82.5
Interest receivable	22.8	28.7
Accounts receivable, net of allowance for doubtful accounts	208.6	186.6
Deferred income taxes	—	3.8
Prepaid income taxes	—	6.7
Prepaid expenses and other current assets	28.3	25.5

Current assets before funds held for clients	709.8	618.1
Funds held for clients	3,290.1	3,541.0

Total current assets	3,999.9	4,159.1
Long-term corporate investments	266.3	290.1
Property and equipment, net of accumulated depreciation	268.0	267.6
Intangible assets, net of accumulated amortization	58.4	63.3
Goodwill	421.6	421.6
Deferred income taxes	21.3	21.1
Other long-term assets	3.5	3.5

Total assets	$5,039.0	$5,226.3

LIABILITIES
Accounts payable	$34.4	$37.3
Accrued compensation and related items	148.8	163.2
Deferred revenue	2.9	3.5
Accrued income taxes	54.8	—
Deferred income taxes	24.3	17.0
Other current liabilities	41.4	41.2

Current liabilities before client fund obligations	306.6	262.2
Client fund obligations	3,213.6	3,480.0

Total current liabilities	3,520.2	3,742.2
Accrued income taxes	27.9	27.4
Deferred income taxes	8.1	7.8
Other long-term liabilities	45.8	46.9

Total liabilities	3,602.0	3,824.3

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 361.7 shares as of August 31, 2010 and 361.5 shares as of May 31, 2010, respectively.	3.6	3.6
Additional paid-in capital	506.2	499.7
Retained earnings	873.0	856.3
Accumulated other comprehensive income	54.2	42.4

Total stockholders’ equity	1,437.0	1,402.0

Total liabilities and stockholders’ equity	$5,039.0	$5,226.3

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the three months ended
	August 31,
	2010	2009

OPERATING ACTIVITIES
Net income	$131.9	$123.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	20.9	21.6
Amortization of premiums and discounts on available-for-sale securities	9.4	8.0
Stock-based compensation costs	7.1	6.7
Provision for deferred income taxes	3.6	4.2
Provision for allowance for doubtful accounts	0.2	1.0
Net realized gains on sales of available-for-sale securities	(0.1)	(0.3)
Changes in operating assets and liabilities:
Interest receivable	5.9	4.5
Accounts receivable	(22.2)	(24.3)
Prepaid expenses and other current assets	3.9	1.6
Accounts payable and other current liabilities	33.8	41.3
Net change in other assets and liabilities	(0.1)	(1.3)

Net cash provided by operating activities	194.3	186.6

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(1,958.4)	(336.6)
Proceeds from sales and maturities of available-for-sale securities	1,549.8	175.2
Net change in funds held for clients’ money market securities and other cash equivalents	598.3	423.1
Purchases of property and equipment	(16.6)	(10.1)
Purchases of other assets	(0.6)	(4.1)

Net cash provided by investing activities	172.5	247.5

FINANCING ACTIVITIES
Net change in client fund obligations	(266.4)	(485.4)
Dividends paid	(112.0)	(112.1)
Proceeds from and excess tax benefit related to exercise of stock options	0.2	5.9

Net cash used in financing activities	(378.2)	(591.6)

Decrease in cash and cash equivalents	(11.4)	(157.5)
Cash and cash equivalents, beginning of period	284.3	472.8

Cash and cash equivalents, end of period	$272.9	$315.3